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                                                                    Exhibit 99.4

                            Consent of Merrill Lynch


       We hereby consent to the use of our opinion letter dated April 1, 2003 to the Board of Directors of First Data Corporation included as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Monaco Subsidiary Corporation, a wholly owned subsidiary of First Data Corporation, with and into Concord EFS, Inc. and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "Summary - First Data's Financial Advisors Delivered Opinions to the First Data Board of Directors that, as of April 1, 2003, the Exchange Ratio of 0.40 was Fair, From a Financial Point of View, to First Data," "The Proposed Merger - Background of the Merger," "The Proposed Merger - First Data's Reasons for the Merger" and "The Proposed Merger
- Opinions of First Data's Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                          INCORPORATED

                                          By:  /s/ Patrick Olson


August 25, 2003